EXHIBIT 10.21

CHARLOTTE RUSSE HOLDING, INC.

RETIREMENT BENEFIT PROGRAM

PURPOSE

The purpose of this Charlotte Russe Holding, Inc. Retirement Benefit Program (the “Program”) is to provide certain of the executive officers of Charlotte Russe Holding, Inc. (the “Company”) with post-retirement medical insurance coverage in order to retain their services as executive officers.

ELIGIBLE EXECUTIVE OFFICERS

The following executive officers of the Company shall be eligible to participate in the Program upon their retirement (the “Participants”):

•	Bernard Zeichner, Chairman of the Board; and

•	Mark A. Hoffman, President and Chief Executive Officer.

In addition, the Participants must, at the time of their retirement, (i) be at least 60 years of age and (ii) have provided the Company with at least five years of prior continuous service (the “Eligibility Requirements”).

RETIREMENT BENEFITS

Subject to the Eligibility Requirements, upon retirement, each of the Participants shall receive the following retirement benefits (the “Benefits”):

•

Medical insurance coverage for the Participant and his spouse, if any (each a “Covered Individual”), commensurate with that being provided by the Company to the Covered Individual at the time of retirement of the Participant, in each case until such time as the Covered Individual qualifies for medical insurance coverage under Medicare; and

•

At the time the Covered Individual qualifies for medical insurance coverage under Medicare, supplemental medical insurance coverage for the Covered Individual such that the aggregate medical insurance coverage provided is commensurate with that being provided by the Company to the Covered Individual at the time of retirement of the Participant, in each case until the Covered Individual’s death.

ADMINISTRATION OF RETIREMENT BENEFITS

The Company’s board of directors (the “Board”) or the Compensation Committee of the Board shall have the sole right to administer, construe and interpret the terms of the Benefits.